UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 9, 2005


                        Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
        Incorporation or organization)               Identification Number)

    10201 Centurion Parkway North Suite 600                  32256
            Jacksonville, FL 32256
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)






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ITEM: 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On February 9, 2009 the Company completed a sale, (that began in January of 2005), of approximately 1,116,133 shares of its common stock for an aggregate purchase price of approximately $19.5 million. The share prices received ranged from $15.00 to $25.00 per share with the higher sums received as the stock price in the market increased. 100,000 of the aforementioned shares, which were placed at $25.00 involved a stock swap with a shareholder who sold shares in the Company, that they owned, that were over 1 year old from the date of the original issue, to an investment fund for $25.000 a share and then remitted the funds to the Company in exchange for newly issued shares at a discounted price to reflect the restrictions. No warrants were issued. The Company negotiated the purchase price with those investors, based upon the market price of the securities at the time of the negotiation and with an appropriate discount for the restrictions on resale. Its common stock was issued to sophisticated, accredited foreign investors or foreign corporations in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended. Each had access to financial information available in public markets and was given the opportunity to review the Company's books, records and other information that they requested. The Company will use a substantial portion of the funds at its Gizmondo Europe Ltd. subsidiary to buy game content for it's Gizmondo multi-entertainment device and for future increased marketing expenses.

As noted in previous filings, from time to time, the Company issues shares to various companies and persons that provide products, game content and other content for the Gizmondo, and services to the Company including strategic partners, suppliers, distributors, independent contractors and employees, fund raising finders fees and professional advisors. The Company anticipates that it will continue this practice. The Company issued approximately 8,300,000 shares to such service providers and employees principally relating to launching the Gizmondo product and expensed approximately $14.8 million for these services in 1st quarter 2005. The transactions are non cash and do not affect cash flow of the Company. Included in the above number was 350,000 shares issued in negotiated arms length transactions related to a large content provider license agreement soon to be announced upon finalization, 358,000 in consulting services related to shares, 3,786,000 to employees and independent contractors for performance milestone achievement bonuses, 5,758 shares in the issuance process, pursuant to and related to the previously disclosed Warthog Plc assets acquisition to the investment advisor in the U.S. and 150,000 shares related to advertising and the balance issued in connection with the Gizmondo product launch to entities associated with the launch.

Following the issuance of the shares pursuant to the transactions described in this Form 8K, the Company anticipates that it will have outstanding approximately 46.3 million common shares and warrants to purchase an aggregate of 495,525 common shares, at exercise prices ranging from $5.00 to $11.25, including cashless warrants, expiring from June 30, 2006 to September 30, 2009.

Item 8.01 Other Events: Litigation updates.

As previously disclosed, in March 2004 Jordan Grand Prix Ltd. filed suit against the Company in the UK alleging violation of the Sponsorship Agreement entered into between the Company and Jordan Racing in July 17, 2003 and a related Letter Agreement dated in July 2003. The sponsorship agreement was meant to assist in

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marketing the  Company's new hand held gaming device and to correspond  with its launch. The launch was delayed from its anticipated time frame. Jordan sued the Company for $3 million and alleged that the Company defaulted in a payment due on January 1, 2003 of $500,000 under the sponsorship agreement and a payment for $250,000 due on the same date under a separate letter agreement. On February 26, 2004 Jordan sent the Company a letter where they formally and officially terminated both agreements for the aforementioned alleged defaults. The Company believes that it has defenses to the suit and has filed a defense in UK courts. The Company is considering filing a countersuit against both the plaintiff and Jordan Racing. The plaintiff filed a motion for summary judgment against the Company. The Court denied the plaintiff's motion for summary judgment and the Company was permitted to defend the lawsuit on the condition that the Company makes a substantial payment to be held by the Court. The Company appealed this ruling to remove the requirement that the Company make a substantial payment to be held by the Court. In January 2005, on appeal the Court reduced the amount of the payment and allowed the Company to deposit in escrow shares of its stock to satisfy this requirement. The Company has just deposited 70,000 shares of its stock in an escrow account pending trial. This share deposit will permit the Company to assert its defenses at trial. Prior to commencement of the trial the Company is to substitute U. S. $1.5 million in exchange for the escrowed shares. While the Company is unable to predict the outcome of this litigation, it intends to vigorously defend the plaintiff's claims.

In January 2005, the Company filed a lawsuit against a former investment advisor of the Company, based on a breach of the agreement between the advisor and the Company. As payment for investment advisory services, the Company originally issued 1,000,000 shares in 2002, 2003 of common stock (pre split), which was reduced to 40,000 shares of common stock following the Company's reverse stock split. The advisor subsequently alleged in December 2004 that the Company owed him an additional 960,000 shares of common stock to maintain his ownership in the Company at 1,000,000 shares. The Company is seeking a declaratory judgment from the court that it is not required to issue additional shares to the advisor, as well as damages, fees and costs as a result of the advisor's breach including the return of the previously issued shares.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

     The press releases issued by the Company since January 4, 2005 to and including February 10, 2005, are attached hereto as
          Exhibit 99.1


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender        Chief Executive Officer        February 10, 2005
------------------------
    Michael W. Carrender